Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Units of Beneficial Interest

in

Hugoton Royalty Trust

at

$0.20 Net Per Unit

Pursuant to the Offer to Purchase Dated April 1, 2020

by

XTO Energy Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 PM, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, APRIL 28, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated April 1, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by XTO Energy Inc., a Delaware corporation (the “Offeror”), to purchase all outstanding units of beneficial interest (the “Units”), in Hugoton Royalty Trust, a Texas express trust (the “Trust”), for $0.20 per Unit (the “Offer Price”) net to the seller in cash, without interest, subject to any withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

We or our nominees are the holder of record of Units held for your account. A tender of such Units can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Units held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Units held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $0.20 per Unit, net to the seller in cash, without interest but subject to any withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Units.

3.

The Offer and withdrawal rights expire at one minute after 11:59 pm, New York City time, at the end of the day on Tuesday, April 28, 2020, unless the Offer is extended or earlier terminated (as it may be extended or earlier terminated, the “Expiration Date”).

4.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, immediately prior to the expiration of the Offer, a number of Units that represents at least 80% of the Units then outstanding as of the date and time at which the acceptance for payment of Units pursuant to and subject to the Offer occurs. There is no financing condition to the Offer. This and other conditions to the Offer are described in Section 15 of the Offer to Purchase.

5.

Any unit transfer taxes applicable to the sale of Units to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax withholding will be required unless the required taxpayer identification information is provided and certain certification requirements are met. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Units, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Units, all such Units will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Units in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by Computershare Trust Company, N.A. or one or more registered brokers or dealers licensed under the laws of such jurisdictions to be designated by the Offeror.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Units of Beneficial Interest

in

Hugoton Royalty Trust

at

$0.20 Net Per Unit

Pursuant to the Offer to Purchase Dated April 1, 2020

by

XTO Energy Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 1, 2020 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by XTO Energy Inc., a Delaware corporation (the “Offeror”), to purchase all outstanding units of beneficial interest (the “Units”), in Hugoton Royalty Trust, a Texas express trust (the “Trust”), at a purchase price of $0.20 per Unit, net to the seller in cash, without interest, subject to any withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to the Offeror the number of Units indicated below (or if no number is indicated below, all Units) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Units made on my behalf will be determined by the Offeror in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering unitholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Units to be Tendered:	SIGN HERE

Units*
Signature(s)

Dated , 20
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Units held for the undersigned’s account are to be tendered.